Exhibit 10.b

TELLABS, INC.

EXECUTIVE CONTINUITY AND PROTECTION PROGRAM

1.                                       PURPOSE OF PROGRAM.  The purpose of the Tellabs, Inc. Executive Continuity and Protection Program (the “Program”) is to attract and retain well-qualified individuals as executives and key personnel of Tellabs, Inc. and/or its Subsidiaries, and to provide a benefit to each such individual if his/her employment is terminated in connection with a Change in Control (as defined below).  The Program is intended to qualify as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in that it is intended to be an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company and/or its Subsidiaries.

2.                                       DEFINITIONS.  The following terms shall have the following meanings unless the context indicates otherwise:

(a)                                  “AAA” shall have the meaning ascribed to such term in Section 12(k).

(b)                                 “Applicable Benefits Schedule” with respect to a Participant shall mean the Benefits Schedule designated by the Committee as applicable to the Participant.

(c)                                  “Applicable Rate” shall have the meaning ascribed to such term on the Applicable Benefits Schedule.

(d)                                 “Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive Change in Control Severance Benefits in accordance with Section 6(d) below, and if no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s designated beneficiary.

(e)                                  “Benefits Schedule” shall mean a separate Benefits Schedule adopted as part of the Program, which Schedule sets forth certain provisions relating to the determination of eligibility for and/or the amount of Change in Control Severance Benefits payable under the Program.

(f)                                    “Board” shall mean the Board of Directors of the Company.

(g)                                 “Change in Control” means the first of the following events to occur:

(i)                                     Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, the Company or any Subsidiary of the Company, or any employee benefit plan of the Company or any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of twenty percent (20%) or more but then promptly reduces that ownership interest below twenty percent (20%);

(ii)                                  During any two (2) consecutive years, individuals who at the beginning of such two (2)-year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

(iii)                               Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(A)                              all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Resulting Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company;

(B)                                no person (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than the Company, the Resulting Corporation or any employee benefit plan (or related trust) of the Company or such Resulting Corporation) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then combined voting power of the then outstanding voting securities of the Resulting Corporation, except to the extent that such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and

(C)                                at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)                                 “Change in Control Date” shall mean the date that a Change in Control first occurs.

(i)                                     “Change in Control Severance Benefits” shall mean the compensation and benefits provided to a Terminated Participant pursuant to Section 6 of the Program.

(j)                                     “Change in Control Severance Multiplier” shall mean the multiplier used to determine cash Change in Control Severance Benefits paid to a specific Terminated Participant as determined by the Committee and set forth on the Applicable Benefits Schedule.

(k)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(l)                                     “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board as from time to time appointed by the Board from among its members.  The initial Committee shall be the Board’s Compensation Committee.  In the absence of an appointed Committee, the Board shall function as the Committee under the Program.  On a Change in Control Date, and during the twenty-four (24)-month period following such Change in Control Date, the Committee shall be comprised of such persons, whether or not such persons are members of the Board, as appointed by the Board prior to the Change in Control Date, with any additions or changes to the Committee following such Change in Control Date to be made and/or approved by all Committee members then in office.

(m)                               “Company” shall mean Tellabs, Inc., a Delaware corporation, including any successor entity or any successor to the assets of the Company.

(n)                                 “Confidential Information” shall have the meaning ascribed to such term in Section 7(a).

(o)                                 “Effective Date” shall mean May 6, 2005.

(p)                                 “ERISA” shall have the meaning ascribed to such term in Section 1.

(q)                                 “Excise Tax” shall have the meaning ascribed to such term on the Applicable Benefits Schedule.

(r)                                    “Participant(s)” shall have the meaning set forth in Section 3(b).

(s)                                  “Payments” shall have the meaning ascribed to such term on the Applicable Benefits Schedule.

(t)                                    “Program” shall have the meaning ascribed to such term in Section 1.

(u)                                 “Protection Period” shall mean the period after a Change in Control Date set forth in the Applicable Benefits Schedule.

(v)                                 “Qualifying Termination” of a Participant’s employment shall have the meaning ascribed to such term on the Applicable Benefits Schedule.

(w)                               “Reference Base Salary” with respect to a Participant means the annual base salary of such Participant as in effect immediately prior to the Termination Date (determined without regard to any reduction which would constitute a basis for a Participant’s resignation for Good Reason, if such Participant’s Applicable Benefits Schedule contains a right to terminate for Good Reason), or, if greater, the highest annual base salary of such Participant as in effect during the period beginning on the Change in Control Date and ending on the Termination Date.

(x)                                   “Restriction Period” means the post-employment period set forth on the Applicable Benefits Schedule during which the covenants set forth in Section 7(b) shall apply to a Participant.

(y)                                 “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than fifty percent (50%) of the “voting stock” (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).

(z)                                   “Terminated Participant” shall mean a Participant whose employment with the Company and/or a Subsidiary has been terminated as described in Section 5 below.

(aa)                            “Termination Date” shall mean the date a Terminated Participant’s employment with the Company and/or a Subsidiary is terminated as described in Section 5 below.

3.                                       PARTICIPATION.  Only those executives and key personnel as the Committee in its sole discretion may designate, from time to time, shall participate in the Program.  At the time the Committee designates an individual as a Participant, the Committee shall also designate the Applicable Benefits Schedule for such Participant’s participation in the Program.

4.                                       ADMINISTRATION.

(a)                                  Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Program in accordance with its terms.

(b)                                 Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Program, including but not limited to the following:

(i)                                     to determine eligibility for participation in the Program;

(ii)                                  to designate Participants and the Applicable Benefits Schedule;

(iii)                               to establish the terms and provisions of, and to adopt as part of the Program, one or more Benefits Schedules setting forth, among other things, the Change in Control Severance Multiplier, Protection Period and Restriction Period, and such other terms and provisions as the Committee shall determine;

(iv)                              to calculate a Participant’s Change in Control Severance Benefits;

(v)                                 to correct any defect, supply any omission, or reconcile any inconsistency in the Program in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(vi)                              to issue administrative guidelines as an aid to administer the Program and make changes in such guidelines as it from time to time deems proper;

(vii)                           to make rules for carrying out and administering the Program and make changes in such rules as it from time to time deems proper;

(viii)                        to the extent permitted under the Program, grant waivers of Program terms, conditions, restrictions, and limitations;

(ix)                                to construe and interpret the Program and make reasonable determinations as to a Participant’s eligibility for benefits under the Program, including determinations as to Change in Control of the Company, Qualifying Termination and disability; and

(x)                                   to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Program.

(c)                                  Action by the Committee.  Except as may otherwise be required or permitted under an applicable charter, the Committee may (i) act only by a majority of its members (provided that any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee), and (ii) may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

(d)                                 Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.  In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Program.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Program and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Program, as determined by the Committee.

(e)                                  Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

(f)                                    Information.  The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Program.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement, death or other termination of employment.  Such information shall be conclusive for all purposes of the Program, and the Committee shall be entitled to rely thereon without any investigation thereof.

(g)                                 Self-Interest.  No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his/her benefits, if any, under the Program.

5.                                       TERMINATION OF EMPLOYMENT ON OR AFTER A CHANGE IN CONTROL DATE.  If, during the period commencing on a Change in Control Date and ending on the last day of the Protection Period following such Change in Control Date, a Participant’s employment is terminated under circumstances constituting a Qualifying Termination, such Terminated Participant shall be entitled to receive the Change in Control Severance Benefits on or after the Termination Date.

6.                                       CHANGE IN CONTROL SEVERANCE BENEFITS.

(a)                                  Cash Payment.  In the event of termination of the Participant due to a Qualifying Termination within the Protection Period following the Change in Control Date, the Terminated Participant shall be entitled to receive a lump sum severance allowance within fifteen (15) business days of such termination, in an amount which is equal to the product of the Change in Control Severance Multiplier (as set forth on the Applicable Benefits Schedule) times the sum of:

(i)                                     The Participant’s Reference Base Salary; and

(ii)                                  The Participant’s target bonus for the year which includes his/her Termination Date.

(b)                                 Pro Rata Annual Bonus.  Following the Termination Date, the Terminated Participant shall be entitled to receive a pro-rated annual bonus at target for the year which includes his/her Termination Date, based on the number of days which have elapsed during such year as of the Termination Date.  Such payment shall be paid at the same time as the lump sum payment is made under Section 6(a).

(c)                                  Payment in Lieu of Benefit Continuation.  In lieu of continuing the provision of medical and all other employee benefits and perquisites, including but not limited to executive allowance, retirement and any deferred compensation, to a Terminated Participant and his/her eligible dependents, the Company or its Subsidiary who employed the Terminated Participant shall also pay to the Terminated Participant as a lump sum payment payable with the lump sum payable under Section 6(a) an amount equal to ten percent (10%) of his/her Reference Base Salary multiplied by the Change in Control Severance Multiplier.  Such payment shall be in addition to such Participant’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as COBRA).

(d)                                 Payment of Change in Control Severance Benefits to Beneficiaries.  In the event of a Terminated Participant’s death, all Change in Control Severance Benefits that would have been paid to the Terminated Participant under this Section 6 but for his/her death, shall be paid to the Participant’s Beneficiary.

(e)                                  Right to Earned or Accrued Compensation and Benefits.  Notwithstanding anything contained in the Program to the contrary, the Company shall pay to a Terminated Participant within fifteen (15) business days following the later of the Termination Date or the Change in Control Date all compensation (such as salary, bonus and/or accrued but untaken vacation) earned prior to the Termination Date.  In addition, all accrued compensation and benefits with respect to such Terminated Participant shall not be forfeited (except to the extent such forfeiture occurs under the terms of an applicable plan).

(f)                                    Other Benefits.  Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Section 6, which benefits may, but are not required to be, uniform among Participants.

7.                                       PARTICIPANT COVENANTS.

(a)                                  Non-Use and Non-Disclosure of Confidential Information.

(i)                                     As a condition to receiving the right to participate in the Program and any benefits hereunder, each Participant agrees that he/she shall not, at any time during employment or thereafter, make use of or disclose, directly or indirectly, any (A) trade secret or other confidential secret information of the Company, or any of its Subsidiaries or (B) other technical, business, proprietary or financial information of the Company or any of its Subsidiaries not available to the public generally or to the competitors of the Company or any of its Subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (I) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of him/her, (II) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that he/she gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (III) is required to be used or disclosed by him/her to perform properly his/her duties to the Company or any of its Subsidiaries.  Each Participant further agrees that on or before the Termination Date he/she shall return to the Company all Company property, including but not limited to all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he/she may possess or have under his/her control (together with all copies thereof).

(ii)                                  Each Participant agrees that he/she will assign to the Company (or a Subsidiary of the Company), his/her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writing and copyrightable material, which may have been conceived by him/her or developed or acquired by him/her while he/she was employed by the Company, which may pertain directly or indirectly to the business of the Company or any Subsidiary.  Participants agree to promptly and fully disclose in writing all such developments to the Company. Participants, during employment and thereafter, shall without charge to Company, but at its expense, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its Subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.  Notwithstanding anything contained in the foregoing, pursuant to Employee Patent Act, 765 ILCS 1060/1 et seq. (1996), this Section 7(a)(ii) does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company (or a Subsidiary of the Company) was used and which was developed entirely on the Participant’s own time, unless (a) the invention relates (i) to the business of the Company (or a Subsidiary of the Company) or (ii) to the Company’s (or a Subsidiary of the Company) actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Participant for the Company (or a Subsidiary of the Company).

(b)                                 Non-Solicitation; Non-Competition.  As a further condition to receiving the right to participate in the Program and any benefits hereunder, each Participant agrees that during his/her employment and for the Restriction Period set forth on the Applicable Benefits Schedule, he/she will not, without the written consent of the Company, directly or indirectly, on his/her own behalf or on behalf of any other person or entity:

(i)                                     engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in direct competition with the Company or of any of its Subsidiaries in providing data, voice or video transport, switching/routing, network access system and/or voice quality enhancement solutions to service providers or end users or any other products which the Company or any of its Subsidiaries may be manufacturing, selling or distributing to service providers or end users;

(ii)                                  solicit for employment, or employ or retain, any person who was employed by the Company or any of its Subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six (6)-month period preceding the date of such hiring; or

(iii)                               solicit, entice, persuade or induce any person or entity doing business with the Company and its Subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

The Participant is prohibited from engaging in the above activities in any state of the United States and in any country outside the United States in which the Company does business.  Nothing in subparagraph (i) above will prohibit a Participant from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle such Participant to no more than one percent (1%) of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

(c)                                  Remedies; Injunctive Relief; Blue Pencil.  Participants agree that the protective covenants set forth in this Section 7 are reasonable and necessary to protect the legal interests of the Company and its Subsidiaries.  The Participant acknowledges and agrees that (i) a threatened or actual breach of any of the covenants and provisions contained in this Section 7 will result in irreparable harm to the business of the Company or its Subsidiaries and affiliates, (ii) a remedy at law in the form of monetary damages for any threatened or actual breach by the Participant of any of the covenants and provisions contained in this Section 7 is inadequate, (iii) in addition to any remedy at law or equity for such breach, the Company shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by the Participant of the obligations hereunder and to enjoin the Participant from engaging in any activity in violation hereof and (iv) the covenants on the Participant’s part contained in this Section 7 shall be construed as agreements independent of any other provisions in the Program, and the existence of any claim, setoff or cause of action by the Participant against the Company, whether predicated on the Program or otherwise, shall not constitute a defense or bar to the specific enforcement by the Company of said covenants.  In the event of a breach or a violation by the Participant of any of the covenants and provisions of the Program, (1) the running of the Restriction Period (but not of Participant’s obligation thereunder) shall be tolled during the period of the continuance of any actual breach or violation and (2) the Participant shall be obligated to pay to the Company the amount of any Severance Benefits or Change in Control Benefits theretofore paid to the Participant (or if not yet paid, the Company shall not be obligated to make such payments).  If a court of competent jurisdiction (or an arbitrator in accordance with Section 12(k)) would otherwise declare any portions of this Section 7 void or unenforceable in the circumstances, such portions of this Section shall be reduced in scope and/or duration of time to such an extent that such court (or arbitrator) would hold the same to be enforceable in the circumstances.  The portions of this Section with respect to scope and duration shall be separate and distinct and fully severable without affecting the enforceability of the entire Section.

(d)                                 Not Exclusive Covenants.  Nothing contained in this Section 7 shall invalidate or affect any non-disclosure, assignment of intellectual property, non-competition, non-solicitation or other similar covenant or agreement that currently exists or may exist in the future between a Participant and the Company or a Subsidiary and any such covenants and agreement shall continue in full force and effect.

8.                                       CLAIMS.

(a)                                  Claims Procedure.  If any Participant or Beneficiary, or their legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address.  A claimant must file any such claim within sixty (60) days after a Participant’s Termination Date.  Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within ninety (90) days after the claim is filed.  In the event of special circumstances, the Committee may extend the period for determination for up to an additional ninety (90) days, in which case it shall so advise the claimant.  If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Program shall be cited, including an explanation of the Program’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

(b)                                 Claims Review Procedure.  If a claimant whose claim has been denied wishes further consideration of his/her claim, he/she may request the Committee to review his/her claim in a written statement of the claimant’s position filed with the Committee no later than sixty (60) days after receipt of the written notification provided for in Section 8(a) above.  The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next sixty (60) days.  Due to special circumstances, the Committee may extend the period for determination for up to an additional sixty (60) days.

9.                                       TAXES.

(a)                                  Withholding Taxes.  The Company shall be entitled to withhold from any and all payments made to a Participant under the Program all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his/her benefit hereunder.

(b)                                 Excise Tax.  In the event payments paid to a Participant under the Program are deemed to be excess parachute payments under Section 280G of the Code, the Change in Control Severance Benefits payable to the Participant shall be subject to reduction or the Participant shall be entitled to receive a Gross-Up Payment (as defined in the Applicable Benefits Schedule) to the extent provided under the Applicable Benefits Schedule.

(c)                                  No Guarantee of Tax Consequences.  No person connected with the Program in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Program, or paid to or for the benefit of a Participant under the Program, or that such tax treatment will apply to or be available to a Participant on account of participation in the Program.

10.                                 TERM OF PROGRAM.  The Program shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Program in accordance with Section 11(b) below.

11.                                 AMENDMENT AND TERMINATION.

(a)                                  Amendment of Program.  The Program may be amended by the Board at any time with or without prior notice; provided, however, that the Program shall not be amended during the twenty-four (24)-month period immediately following a Change in Control Date.  In the event the Program was amended within the six (6)-month period immediately preceding a Change in Control Date, to the extent such amendments were less favorable to Participants generally, such amendment shall automatically become of no further force and effect without further action by the Company upon such Change in Control.

(b)                                 Termination of Program.  The Program may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that the Program shall not be terminated or suspended during the twenty-four (24)-month period immediately following a Change in Control Date.  In the event the Program was terminated within the six (6)-month period immediately preceding a Change in Control Date, the Program shall automatically become effective without further action by the Company upon such Change in Control.

(c)                                  No Adverse Affect.  If the Program is amended, terminated, or suspended in accordance with Section 11(a) or 11(b) above, such action shall not adversely affect the benefits under the Program to which any Terminated Participant (as of the date of amendment, termination or suspension) is entitled.

12.                                 MISCELLANEOUS.

(a)                                  Offset.  Change in Control Severance Benefits shall be reduced by any payment or benefit made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or arrangement of the Company or any Subsidiary of the Company not otherwise referred to in the Program, (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, state or local statute, rule, regulation or ordinance.

(b)                                 No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Program.  Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company.  Subject to this Section 12(b), all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

(c)                                  No Right to Continued Employment.  The Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his/her designation as a Participant under the Program, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.  The adoption of the Program shall not be deemed to give any employee, or any other individual, any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

(d)                                 Other Rights.  The Program shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan; provided, however, that each Participant must agree in writing, as a condition to his/her participation in the Program and the receipt of any benefits hereunder, that any previously existing change in control and/or change in management agreement between such Participant and the Company and/or a Subsidiary shall be superseded in its entirety by the Program and be of no further force and effect.

(e)                                  Governing Law.  The Program shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law (including, without limitation, ERISA).

(f)                                    Severability.  If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision (but only to the extent that such term or condition cannot be appropriately reformed or modified), shall not be affected thereby and shall continue in effect and application to its fullest extent.

(g)                                 Incapacity.  If the Committee determines that a Participant or a Beneficiary is unable to care for his/her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(h)                                 Transferability of Rights.  The Company shall have the unrestricted right to transfer its obligations under the Program with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business.  No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Program benefits not previously paid.

(i)                                     Interest.  In the event any payment to a Participant under the Program is not paid within thirty (30) days after it is due and Participant notifies the Company and the Company fails to make such payment (to the extent such payment is undisputed), such payment shall thereafter bear interest at the prime rate from time to time as published in The Wall Street Journal, Midwest Edition.

(j)                                     No Obligation to Mitigate Damages.  The Participants shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of the Program and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations under the Program.

(k)                                  Arbitration of Disputes and Reimbursement of Legal Costs.  In the event of any dispute between the Company and the Participant, whether arising out of or relating to the Program, or otherwise, the Participant and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Participant, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA.  The arbitrator shall be experienced in the resolution of disputes under employment agreements or plans or programs similar to the Program maintained by major corporations and shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Participant.  The arbitration proceeding shall be conducted in the Chicago, Illinois metropolitan area.  In the event of any such proceeding, the losing party shall reimburse the prevailing party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred, unless the arbitrator determines that to do so would be unjust.  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the AAA equally.  Notwithstanding the foregoing, the Participant shall be required to exhaust his/her rights under Section 8 prior to proceeding with any arbitration hereunder.

(l)                                     Condition Precedent to Receipt of Payments or Benefits under the Program.  A Terminated Participant will not be eligible to receive Change in Control Severance Benefits or any other payments or benefits under the Program until (i) such Terminated Participant executes a general release of all claims arising out of said Participant’s employment with, and termination of employment from, the Company in substantially the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements) (the “General Release”); and (ii) the revocation period specified in such General Release expires without such Terminated Participant exercising his/her right of revocation as set forth in the General Release.

(m)                               Assumption by Successor to the Company.  The Company shall cause any successor to its business or assets to assume this Program and the obligations arising hereunder and to maintain this Program without modification or alteration for the period required herein.

BENEFITS SCHEDULE –I

Change in Control Severance Multiplier	2.0

Protection Period	24 months

Restriction Period	24 months

With respect to Participants to which this Benefits Schedule is applicable, the following shall apply:

“Qualifying Termination” shall mean (i) termination by the Company of the employment of the Participant with the Company and all of its Subsidiaries for any reason other than death, disability or Cause, or (ii) resignation of the Participant for Good Reason.

The term “Cause” means (i) the Participant is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a reasonable determination by the Company that, (A) the Participant has willfully and continuously failed to perform substantially his/her duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Participant which specifically identifies the manners in which the Participant has not substantially performed his/her duties, (B) the Participant has engaged in gross neglect or gross misconduct, or (C) the Participant has knowingly violated a material requirement of the Company’s Integrity Policy, code of conduct, the Sarbanes Oxley Act of 2002 or other material provision of federal or state securities law.

The term “Good Reason” shall mean:

(i)                                     the material reduction or material adverse modification of the Participant’s authority or duties on or after a Change in Control Date, such as a substantial diminution or adverse modification in the Participant’s title, status, or responsibilities, from his/her authorities being exercised and duties being performed by the Participant immediately prior to the Change in Control Date (and as such authorities and duties may be increased due to promotions from time to time after the Change in Control Date);

(ii)                                  any reduction in the Participant’s base salary from the base salary which is in effect immediately prior to a Change in Control Date or as may be increased from time to time thereafter;

(iii)                               any failure to provide to the Participant the opportunities to participate on a reasonable basis in the Company’s stock option plans, the annual bonus program and any other bonus and incentive compensation plans (whether in effect on or after the Change in Control Date) in which executives with comparable duties are eligible to participate; or

(iv)                              any requirement, which occurs on or after a Change in Control Date, that the Participant relocate his principal place of employment by more than a fifty (50)-mile radius from its location immediately prior to the Change in Control Date.

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless the Participant has provided written notice to the Company that such circumstance exists within thirty (30) days of the Participant’s learning of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and provided further, the Participant did not previously consent to the action leading to their claim of resignation for “Good Reason.”

Subject to the paragraph immediately following this paragraph, if any payments or benefits received or to be received by the Participant in connection with the Participant’s employment (whether pursuant to the terms of the Program or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax on the Payments and any federal, state and local income or other applicable tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.  For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the Participant’s highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Participant’s highest marginal rate of taxation in the state and locality of the Participant’s residence on the date on which the Excise Tax is determined, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  The computations required by this paragraph (and the immediately following paragraph) shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by such accountants.  The Company shall provide the Participant with sufficient tax and compensation data to enable the Participant or his/her tax advisor to verify such computations and shall reimburse the Participant for reasonable fees and expenses incurred with respect thereto.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Participant shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Participant) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”).  In the event that the Excise Tax is determined by the Internal Revenue Service or by such independent public accountants to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties, fines or additions to tax payable with respect to such excess) at the time that the amount of such excess is finally determined.  Any payment to be made under this paragraph shall be payable within five (5) days of the determination of the accountants that such a payment is required hereunder and, if applicable, within five (5) days of such determination that the Excise Tax is greater or less than initially calculated but, in no event, later than thirty (30) days after the Participant’s receipt of the Payments resulting in such Excise Tax.

Notwithstanding anything in the foregoing paragraph to the contrary, the foregoing provision shall not apply (therefore no Gross-Up Payment will be made) and any Change in Control Severance Benefits (other than those described in Section 6(e)) otherwise payable to the Terminated Participant shall be reduced (but not below zero) such that no amounts paid or payable to the Terminated Participant as Change in Control Severance Benefits (other than those described in Section 6(e)) shall be deemed excess parachute payments subject to Excise Tax, in the event the amount of such reduction does not exceed ten percent (10%) of such Change in Control Severance Benefits (other than those described in Section 6(e)).  Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Change in Control Severance Benefits (other than those described in Section 6(e)), by first reducing or eliminating the portion of such benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination made by the independent public accountants selected under the preceding paragraph.  Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

1.  For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Participant”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Participant, if any (collectively, “Releasers”), knowingly and voluntarily releases and forever discharges Tellabs, Inc., its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this General Release as “Company”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known or unknown, against Company, Participant has, has ever had or may have as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

•                                          The National Labor Relations Act, as amended;

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          The Civil Rights Act of 1991, as amended;

•                                          Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                                          The Employee Retirement Income Security Act of 1974, as amended;

•                                          The Immigration Reform and Control Act, as amended;

•                                          The Americans with Disabilities Act of 1990, as amended;

•                                          The Age Discrimination in Employment Act of 1967, as amended;

•                                          The Older Workers Benefit Protection Act of 1990, as amended;

•                                          The Worker Adjustment and Retraining Notification Act, as amended;

•                                          The Occupational Safety and Health Act, as amended;

•                                          The Family and Medical Leave Act of 1993, as amended;

•                                          Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

•                                          Any public policy, contract, tort, or common law.

Notwithstanding anything herein to the contrary, this General Release shall not apply to: (i) Participant’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to [INSERT DATE] with regard to his service as an officer of Company; (ii) Participant’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Company or under COBRA; (iii) Participant’s rights under the provisions of the Company’s Executive Continuity and Protection Program which are intended to survive termination of employment; or (iv) Participant’s rights as a stockholder.  Excluded from this General Release are any claims which cannot be waived by law.

[For Current/Former California Residents Only:]  This General Release is intended to constitute a release of all of the claims referenced herein, known or unknown, suspected or unsuspected.  Participant hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code which provides:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

2.                                       Participant acknowledges and recites that:

(a)                                  Participant has executed this General Release knowingly and voluntarily;

(b)                                 Participant has read and understands this General Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

(c)                                  Participant has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d)                                 Participant has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Participant has had an opportunity, if he so desires, to discuss with counsel the terms of this General Release and their meaning;

(e)                                  Participant enters into this General Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

(f)                                    Participant has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

3.                                       This General Release shall be governed by the internal laws (and not the choice of law principles) of the State of Illinois, except for the application of pre-emptive federal law.

4.                                       Participant shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to Company’s General Counsel, in which event this General Release shall be unenforceable and null and void.

Date:
[Participant’s Name]